EXHIBIT 3

                                      AMENDMENT

                                       TO THE

                              CERTIFICATE OF INCORPORATION

                                         OF
                                VALLEY NATIONAL BANCORP


      Valley National Bancorp, a New Jersey corporation, pursuant to N.J.S.A. 14A:7-15.1, does hereby certify as follows:

      (a) The name of the corporation is: Valley National Bancorp (the "Corporation").

      (b) A five percent (5%) stock split was declared by the Corporation on April 2, 1997, pursuant to which one share of Common Stock, no par value, will be distributed for each twenty (20) shares of Common Stock, no par value, held by shareholders on the record date of April 30, 1997, effective April 30, 1997. A resolution approving the share division was adopted by the Board of Directors of the Corporation at its regular meeting held on the 2nd day of April, 1997.

      (c) The share division will not adversely affect the rights or preferences of the holders of outstanding shares and will not result in the percentage of authorized shares that remains unissued after the share division exceeding the percentage of authorized shares that was unissued before the share division.

      (d) There were issued and outstanding, as of the record date of April 30, 1997, 40,240,903 shares of Common Stock without par value which are the shares subject to the share division. As a result of the share division in which one share will be issued for every twenty (20) shares issued and outstanding, those 40,240,903 will be divided into 42,252, 948 shares issued and outstanding.

      (e) The Corporation is hereby amending its certificate of incorporation in connection with the share distribution as follows:

      The existing "Article V" is deleted in its entirety. In lieu thereof, the following Article V is added to the certificate of incorporation:

      "The Corporation is authorized to issue 78,750,000 shares of common stock without nominal or par value."

      (f) The share division and amendment are to become effective as of April 30, 1997.

      IN WITNESS WHEREOF, Alan D. Eskow, Senior Vice President and Corporate Secretary of Valley National Bancorp has executed this Certificate on behalf of Valley National Bancorp on this 29th day of April, 1997.


                                               VALLEY NATIONAL BANCORP

                                              By:      /s/ Alan D. Eskow
                                              ALAN D. ESKOW
                                              Senior Vice President and
                                              Corporate Secretary